EXHIBIT 4.3

                       ANNEX B (TO SUBSCRIPTION AGREEMENT)

                              ANTI-DILUTION RIGHTS

         IR BioSciences Holdings, Inc. hereby grants to the Subscriber the following anti-dilution rights.

         1. DEFINITIONS. Capitalized terms used herein without definition shall have the respective meanings given such terms as set forth in: (i) the Subscription Agreement between IR BioSciences Holdings, Inc. and the subscriber signatory thereto (the "SUBSCRIPTION AGREEMENT"), or (ii) the Warrant certificate issued to the Subscriber in connection with the Placement or (iii) in the Company's Confidential Private Placement Memorandum, dated as of September 3, 2004 (as amended or supplemented, and together with all documents and filings attached thereto, the "MEMORANDUM"). As used herein, the following capitalized terms have the following meanings:

                  (a) "DISCOUNTED PRICE" means an amount per share of Common Stock (or other securities convertible into Common Stock) less than the lowest Common Stock Purchase Price calculated for any Closing, as adjusted pursuant to the terms of the Subscription Agreement and Memorandum.

                  (b) "DISCOUNTED PRICE TRANSACTION" each sale or issuance of Common Stock (or other securities convertible into Common Stock) at a Discounted Price.

         2. ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK.

                  (a) If, at any time prior to the first anniversary of the Final Closing Date, the Company shall issue or sell any shares of Common Stock (or other securities convertible into Common Stock) at a Discounted Price, then each Subscriber shall, within 30 days of the applicable Discounted Price Transaction, be issued by the Company (the "ANTI-DILUTION Issuance") a number of additional shares of Common Stock so that the sum of the number of shares of Common Stock issued to such Subscriber in the Placement and in the Anti-Dilution Issuance shall, collectively, be equal to the number of shares of Common Stock which is the product of:

                           (i) such  Subscriber's  average Common Stock Purchase
                  Price, MULTIPLIED BY

                           (ii) the weighted  average  sales price for all sales
                  of Common Stock in the Closings of the Placement and in all subsequent Discounted Price Transactions.

                  (b) The provisions of paragraph (a) of this Section 2 shall not apply to any issuance of shares of Common Stock for which an adjustment is provided under Sections 6(a) or 6(b) of the Warrant.

                  (c) No additional shares of Common Stock will be issued upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants or other

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         subscription  or purchase  rights or  pursuant  to the  exercise of any conversion or exchange rights in any Convertible Securities, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Convertible Securities (or upon the issuance of any warrant or other rights therefor) pursuant to Section 6(d) or Section 6(e) of the Warrant.

                  (d) No additional shares of Common Stock will be issued due to, or as a result of, any Permitted Issuances. "PERMITTED ISSUANCES" shall mean (i) Common Stock issued pursuant to a stock split or subdivision, (ii) Common Stock issuable or issued to employees, consultants or directors of the Company directly or pursuant to a stock plan or other compensation arrangement approved by the Board of Directors of the Company at the then fair market value, (iii) capital stock, debt instruments convertible into capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers, technology licenses or purchases, corporate partnering agreements, joint ventures or similar transactions, the terms of which are approved by the Board of Directors of the Company, and (v) Common Stock issued or issuable upon conversion of the Warrants or any other securities exercisable or exchangeable for, or convertible into shares of Common Stock outstanding as of September 3, 2004.

         3. PROCEDURES FOR ISSUANCES OF ADDITIONAL SHARES OF COMMON STOCK. The Company may retain a firm of independent public accountants of recognized standing selected by the Company's board of directors (who may be the regular accountants employed by the Company) to make any computation required by this ANNEX B.

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